Subject to Completion Preliminary Term Sheet dated May 12, 2026

Filed Pursuant to Rule 433
Registration Statement No. 333-272447
(To Prospectus dated September 5, 2023,
Prospectus Supplement dated September 5, 2023 and
Product Supplement EQUITY MITTS-1 dated May 6, 2026)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	May , 2026 May , 2026 May , 2031
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Capped Market Index Target-Term Securities® Linked to the Vanguard® Information Technology ETF

■Maturity of approximately five years

■100% participation in increases in the Underlying Fund, subject to a capped return of [44.00% to 54.00%]

■1-to-1 downside exposure to decreases in the Underlying Fund, subject to the Minimum Redemption Amount of $9.00 per unit

■All payments occur at maturity and are subject to the credit risk of Canadian Imperial Bank of Commerce

■No periodic interest payments

■In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

■Limited secondary market liquidity, with no exchange listing

■You may be required to accrue interest and pay taxes on the notes each year even if you will not receive any payments until maturity. See “Summary of U.S. Federal Income Tax Consequences”

■The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY MITTS-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.025 and $9.505 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.25	$
Proceeds, before expenses, to CIBC	$ 9.75	$

(1)For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.20 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

May     , 2026

Capped Market Index Target-Term Securities® Linked to the Vanguard® Information Technology ETF, due May , 2031

Summary

The Capped Market Index Target-Term Securities® Linked to the Vanguard® Information Technology ETF, due May , 2031 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC. The notes provide you with 100% participation in increases in the Market Measure, which is the Vanguard® Information Technology ETF (the “Underlying Fund”), subject to a cap. If the Ending Value is equal to or less than the Starting Value, 1-to-1 downside exposure to decreases in the Underlying Fund, subject to the Minimum Redemption Amount. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge and certain service fee described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our pricing models. The initial estimated value as of the pricing date will be based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-12.

Terms of the Notes		Redemption Amount Determination
Issuer:	Canadian Imperial Bank of Commerce (“CIBC”)

On the maturity date, you will receive a cash payment per unit determined as follows:

You will receive the greater of (a) the Minimum Redemption Amount per unit of $9.00 and (b)

(The Redemption Amount will not be less than the Minimum Redemption Amount per unit.)

Principal Amount:	$10.00 per unit
Term:	Approximately five years
Market Measure:	The Vanguard® Information Technology ETF (Bloomberg symbol: “VGT”).
Starting Value:	The Closing Market Price of the Underlying Fund on the pricing date.
Ending Value:

The average of the products of (a) the Closing Market Price of the Underlying Fund on each calculation day during the Maturity Valuation Period and (b) the Price Multiplier as of that day. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-21 of product supplement EQUITY MITTS-1.

Minimum Redemption Amount:	$9.00 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount per unit.
Participation Rate:	100.00%
Capped Value:	[$14.40 to $15.40] per unit, which represents a return of [44.00% to 54.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Fund, as described beginning on page PS-25 of product supplement EQUITY MITTS-1.
Fees and Charges:	The underwriting discount of $0.25 per unit listed on the cover page and the hedging-related charge of $0.05 per unit described in “Structuring the Notes” on page TS-12.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)
Capped Market Index Target-Term Securities®	TS-2

Capped Market Index Target-Term Securities® Linked to the Vanguard® Information Technology ETF, due May , 2031

The terms and risks of the notes are contained in this term sheet and in the following:

■Product supplement EQUITY MITTS-1 dated May 6, 2026:
https://www.sec.gov/Archives/edgar/data/1045520/000191870426012422/form424b5.htm

■Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

■Prospectus dated September 5, 2023:
https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus.
Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY MITTS-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the Underlying Fund will increase moderately from the Starting Value to the Ending Value.

■You are willing to risk up to 10% loss of principal if the Underlying Fund decreases from the Starting Value to the Ending Value.

■You accept that the return on the notes will be capped.

■You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

■You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the securities held by the Underlying Fund.

■You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

■You believe that the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

■You seek a guaranteed return beyond the Minimum Redemption Amount.

■You seek an uncapped return on your investment.

■You seek interest payments or other current income on your investment.

■You want to receive dividends or other distributions paid on shares of the Underlying Fund or the securities held by the Underlying Fund.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Market Index Target-Term Securities®	TS-3

Capped Market Index Target-Term Securities® Linked to the Vanguard® Information Technology ETF, due May , 2031

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values.

Capped Market Index Target-Term Securities®

This graph reflects the returns on the notes, based on the Participation Rate of 100.00%, the Minimum Redemption Amount of $9.00 per unit, and a Capped Value of $14.90 (the midpoint of the Capped Value range of [$14.40 to $15.40]) per unit.  The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Fund, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, the Participation Rate of 100.00%, the Minimum Redemption Amount of $9.00 per unit, a hypothetical Capped Value of $14.90 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value and Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Underlying Fund, see “The Underlying Fund” section below. All payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$9.00(1)	-10.00%
50.00	-50.00%	$9.00	-10.00%
75.00	-25.00%	$9.00	-10.00%
80.00	-20.00%	$9.00	-10.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
100.00(2)	0.00%	$10.00	0.00%
110.00	10.00%	$11.00	10.00%
115.00	15.00%	$11.50	15.00%
120.00	20.00%	$12.00	20.00%
149.00	49.00%	$14.90(3)	49.00%
150.00	50.00%	$14.90	49.00%
180.00	80.00%	$14.90	49.00%

(1)The Redemption Amount per unit will not be less than the Minimum Redemption Amount.

(2)The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Underlying Fund.

(3)The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Capped Market Index Target-Term Securities®	TS-4

Capped Market Index Target-Term Securities® Linked to the Vanguard® Information Technology ETF, due May , 2031

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:100.00
Ending Value:50.00
= $5.00, however, because the Redemption Amount for the notes cannot be less than the Minimum Redemption Amount, the Redemption Amount will be $9.00 per unit.

Example 2
The Ending Value is 97.00, or 97.00% of the Starting Value:
Starting Value:100.00
Ending Value:97.00
= $9.70
Example 3
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 110.00
= $11.00 Redemption Amount per unit

Example 4
The Ending Value is 180.00, or 180.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 180.00
= $18.00, however, because the Redemption Amount for the notes cannot exceed the hypothetical Capped Value, the Redemption Amount will be $14.90 per unit.

Capped Market Index Target-Term Securities®	TS-5

Capped Market Index Target-Term Securities® Linked to the Vanguard® Information Technology ETF, due May , 2031

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY MITTS-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

●Depending on the performance of the Underlying Fund as measured shortly before the maturity date, you may lose up to 10% of the principal amount.

●Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

●Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

●Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

■Our initial estimated value of the notes will be lower than the public offering price of the notes. The public offering price of the notes will exceed our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-12, are included in the public offering price of the notes.

■Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which will be determined by reference to our internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the price of the Underlying Fund, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which MLPF&S, BofAS or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which MLPF&S, BofAS or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

■Our initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and any secondary market prices of the notes.

●A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Underlying Fund or the securities held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is BofAS.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■The sponsor and the investment advisor of the Underlying Fund or the sponsor of the Underlying Index may adjust the Underlying Fund or the Underlying Index in a way that could adversely affect the price of the Underlying Fund and consequently, the return on the notes, and they have no obligation to consider your interests.

Capped Market Index Target-Term Securities®	TS-6

Capped Market Index Target-Term Securities® Linked to the Vanguard® Information Technology ETF, due May , 2031

■As a noteholder, you will have no rights of a holder of shares of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities, dividends or other distributions by the issuers of those securities.

■While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Underlying Fund, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Underlying Fund, and have not verified any disclosure made by any other company.

■There are liquidity and management risks associated with the Underlying Fund.

■The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or the securities held by the Underlying Fund may be adversely affected, sometimes materially.

■The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of MITTS—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-25 of product supplement EQUITY MITTS-1.

Tax-related Risks

●The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-37 of product supplement EQUITY MITTS-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences—Canadian Taxation” in the prospectus, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Additional Risk Factors

The securities held by the Underlying Fund are concentrated in one sector.

All of the securities held by the Underlying Fund are issued by companies in the information technology sector. As a result, the securities that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Underlying Fund, the return on the notes will be subject to certain risks associated with a direct investment in the information technology sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Adverse conditions in the information technology sector may reduce your return on the notes.

The Underlying Fund holds securities issued by companies in the information technology sector. The profitability of information technology companies can be significantly affected by intense competition and rapid product obsolescence. Information technology companies may also have limited product lines, markets, financial resources or personnel. In addition, information technology companies are heavily dependent on intellectual property rights, and the loss or impairment of those rights could adversely affect the prices of the securities held by the Underlying Fund and increase the volatility of the Underlying Fund. This in turn could adversely impact the market value of the notes and decrease the return on the notes.

The notes are subject to risks associated with small-size capitalization companies.

Some securities held by the Underlying Fund are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services. Any of these factors may adversely affect the price of the Underlying Fund and consequently, the return on the notes.

Capped Market Index Target-Term Securities®	TS-7

Capped Market Index Target-Term Securities® Linked to the Vanguard® Information Technology ETF, due May , 2031

The Underlying Fund

All disclosures contained in this term sheet regarding the Underlying Fund and the Underlying Index, including, without limitation, their make-up, method of their calculation, and changes in their components, have been derived from publicly available sources, which we have not independently verified.  The information reflects the policies of, and is subject to change by, Vanguard Group, Inc., which is the investment advisor of the Underlying Fund. The consequences of any discontinuance of the Underlying Fund or the Underlying Index are discussed in the section entitled “Description of MITTS—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-28 of product supplement EQUITY MITTS-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying Fund, the Underlying Index, or any successor fund or index.

The Vanguard® Information Technology ETF

The Underlying Fund is an exchange-traded fund. The Underlying Fund seeks to replicate, before fees and expenses, the price and yield performance of the MSCI US Investable Market Information Technology 25/50 Index (the “Underlying Index”). The Underlying Index is composed of large-, mid-, and small-cap U.S. equities in the information technology sector, as classified under the Global Industry Classification Standard (GICS®). Shares of the Underlying Fund trade on the NYSE Arca, Inc. under the ticker symbol “VGT.”

Information filed electronically by the Underlying Fund with the SEC can be located by reference to its SEC CIK number 52848 through the SEC’s website at http://www.sec.gov. In addition, information regarding the Underlying Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the Underlying Fund’s website.  We are not incorporating by reference the website, the sources listed above or any material they include in this term sheet.

The MSCI US IMI Information Technology 25/50 Index

General

The Underlying Index is designed to capture the large-, mid- and small-cap segments of the US equity universe. All securities in the index are classified in the Information Technology sector as per the Global Industry Classification Standard (GICS®). The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “M6US5ITI.” The Underlying Index is one of the MSCI 25/50 Indices.

Objectives and Guiding Principles Underlying the MSCI 25/50 Indices

Under current regulations, a fund needs to satisfy certain tests, such as those relating to asset diversification and sources of income, for qualification as a RIC. More specifically, one requirement of a RIC is that, at the end of each quarter of a RIC’s tax year, no more than 25% of the value of the RIC’s assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5% of the fund should not exceed 50% of the fund’s total assets. The MSCI 25/50 Indices take into account these investment limits, aiming to offer a benchmarking alternative for RIC-compliant funds.

The following principles have guided MSCI in designing a methodology for constructing the MSCI 25/50 Indices from underlying non-constrained indices.

Reflecting the 25% and 50% concentration constraints. Reflecting the 25% and 50% concentration constraints is the primary consideration in terms of both index construction and index maintenance. Ensuring timely and on-going reflection of the constraints requires an MSCI 25/50 Index to be rebalanced periodically. The MSCI 25/50 Indices are rebalanced in February, May, August and November.

Minimizing tracking error to the parent index. Minimizing the tracking error between an MSCI 25/50 Index and the relevant parent index, while keeping the index turnover to a reasonable level, is another important objective. MSCI seeks to achieve this by rebalancing each MSCI 25/50 Index using an optimization process that aims to minimize the constituent weight differences between that MSCI 25/50 Index and the relevant parent index.

Construction and Maintenance of the MSCI 25/50 Indices

Constructing and Rebalancing the MSCI 25/50 Indices

The MSCI 25/50 Indices methodology follows a portfolio optimization framework. The “Barra Optimizer” is utilized to perform the optimization function, which is aimed at minimizing index turnover, tracking error and extreme deviation from the relevant parent index. The Barra Optimizer is an algorithm designed to facilitate the portfolio construction process.

Constraint targets. Each MSCI 25/50 Index is subject to the following constraints:

●no issuer may exceed 25% of index weight; and

●all issuers with weight above 5% may not exceed 50% of the index weight.

Minimizing tracking error from the relevant parent index. The MSCI 25/50 Indices methodology aims at minimizing the tracking error from the relevant pro forma parent index. The tracking error of an MSCI 25/50 Index versus the relevant parent index is measured as the sum of the squared weight differences between the constituent weights of that MSCI 25/50 Index and the relevant parent index.

Minimizing transaction cost. A transaction cost is applied as a proxy for index turnover on rebalancing from the current MSCI 25/50 Index to the relevant pro forma MSCI 25/50 Index.

Capped Market Index Target-Term Securities®	TS-8

Capped Market Index Target-Term Securities® Linked to the Vanguard® Information Technology ETF, due May , 2031

Minimum weight of constituents. The minimum weight of any MSCI 25/50 Index constituent is equal to the weight of the smallest constituent in the relevant pro forma parent index.

Maximum weight of constituents. In order to avoid excess weight allocation to the smaller securities relative to their market cap weight, the maximum weight of any MSCI 25/50 Index constituent is capped at four times its weight in the relevant pro forma parent index. The constraint is relaxed in steps of one in case of infeasibilities. For certain narrow parent indices, the standard maximum weight constraint parameters might lead to an infeasible solution. In such cases, MSCI may apply relaxed constraints relative to the standard set of constraints.

Buffer Rules

A buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance due to short-term market movements between two quarterly rebalancings. As a result, at the point of constructing or rebalancing an MSCI 25/50 Index, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.

Maintenance Rules

Quarterly index reviews. The MSCI 25/50 Indices are rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November, to coincide with the quarterly index reviews of their parent indices.

The MSCI 25/50 Indices are in general rebalanced nine business days before the effective date. The changes resulting from the rebalancing are announced on the same day.

In case a pro forma MSCI 25/50 Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI 25/50 Index will be announced.

There is no index rebalancing due to non-compliance between quarterly index reviews.

At each rebalancing, a constraint factor is calculated for each constituent of an MSCI 25/50 Index. The constraint factor is defined as the weight in the relevant MSCI 25/50 Index at the time of the rebalancing divided by the weight in the relevant parent index. The constraint factor as well as the constituents of the relevant MSCI 25/50 Index remain constant between index reviews except in case of corporate events.

Ongoing Event Related Changes. A security added to a parent index following a corporate event is added to the relevant MSCI 25/50 Index with an estimated capped weight, without rebalancing of that MSCI 25/50 Index.

In the event of a merger or an acquisition where an index constituent acquires another index constituent or merges with another index constituent, the remaining company is maintained in the relevant MSCI 25/50 Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.

If a spun-off security of an index constituent is added to a parent index, it will be added to the relevant MSCI 25/50 Index with the same constraint factor as the parent security.

The deletion of a constituent from a parent index following a corporate event triggers its deletion from the relevant MSCI 25/50 Index without rebalancing of that MSCI 25/50 Index. The addition of a newly eligible security in a parent index — for example, an early inclusion of a large initial public offering, or a security migrating to that parent index from another size segment — will result in the inclusion of that security in the relevant MSCI 25/50 Index and consequently trigger the full rebalancing of that MSCI 25/50 Index.

Issuer Concentration Issues

A minimum of 15 issuers in the relevant parent index is required at any point in time for the relevant MSCI 25/50 Index to be rebalanced as described above. In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply the following adjustments:

●Number of issuers drops to 14: the buffer mentioned above will be reduced from 10% to 9%. Thus, the weight of any single issuer cannot exceed 22.75% of the index weight and all issuers with weight above 4.55% cannot exceed 45.5% of the index weight.

●Number of issuers drops to 13: the buffer mentioned above will be reduced from 10% to 4%. Thus, the weight of any single issuer cannot exceed 24% of the index weight and all issuers with weight above 4.8% cannot exceed 48% of the index weight.

●Number of issuers drops to 12: the buffer mentioned above will be reduced from 10% to 0%. Thus, the weight of any single issuer cannot exceed 25% of the index weight and all issuers with weight above 5% cannot exceed 50% of the index weight.

An MSCI 25/50 Index will need to be discontinued if the number of issuers drops below 12 as mathematically no solution can satisfy the 25% and 50% constraints.

MSCI will however temporarily maintain the relevant MSCI 25/50 Index for a minimum of two months before discontinuation by adding the necessary number of securities to that MSCI 25/50 Index. The index discontinuation will coincide with one of the subsequent regular index reviews. The securities to be added will be chosen in the following order of priority:

●Securities deleted from that MSCI 25/50 Index, provided they exhibit required liquidity and were not deleted due to financial difficulties, etc.

Capped Market Index Target-Term Securities®	TS-9

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●Eligible securities of relevant size not included in the relevant parent index (e.g., largest small cap size-segment securities).

In the event that no securities are eligible for temporary addition to the relevant MSCI 25/50 Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation. The index discontinuation will coincide with one of the subsequent regular index reviews.

The following graph shows the daily historical performance of the Underlying Fund on its primary exchange in the period from January 1, 2016 through May 7, 2026.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.  On May 7, 2026, the Closing Market Price of the Underlying Fund was $109.50. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Underlying Fund

120
110
100
90
80
70
60
50
40
30
20
10
0
Jan-16
Jul-16
Jan-17
Jul-17
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Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Jul-23
Jan-24
Jul-24
Jan-25
Jul-25
Jan-26

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price of the Underlying Fund during any period set forth above is not an indication that the price of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices of the Underlying Fund.

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Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to a broker dealer in which an affiliate of BofAS has an ownership interest for providing certain services with respect to this offering, which will reduce the economic terms of the notes to you.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

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Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-7 of product supplement EQUITY MITTS-1 and “Use of Proceeds” on page S-14 of prospectus supplement.

Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and at all relevant times:  (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”).  Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Hybrid Mismatch Rules which, if enacted in the form proposed, would expand the categories of payments to which the Hybrid Mismatch Rules may apply.  This summary further assumes that such proposals will not result in the application of the Hybrid Mismatch Rules to amounts payable to a holder in respect of the notes, but there can be no assurances in this regard. Investors should note that the Hybrid Mismatch Rules, and the proposed amendments thereto, are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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Summary of U.S. Federal Income Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

●There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

●We intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.

●Under this characterization and tax treatment of the notes, a U.S. holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule” with respect to a note without regard to cash, if any, received on the notes.

●The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 4.64% per annum (compounded annually).  The hypothetical comparable yield is our current estimate of the comparable yield based upon market conditions as of the date of this term sheet. It has been determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the notes as if the notes had been issued on May 21, 2026 and were scheduled to mature on May 30, 2031. This tax accrual table is based upon a hypothetical projected payment schedule per $10 principal amount of the notes, which would consist of a single payment of $12.5601 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be.  The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period per Unit	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period per Unit
May 21, 2026 through December 31, 2026	$0.2836	$0.2836
January 1, 2027 through December 31, 2027	$0.4772	$0.7607
January 1, 2028 through December 31, 2028	$0.4993	$1.2600
January 1, 2029 through December 31, 2029	$0.5225	$1.7825
January 1, 2030 through December 31, 2030	$0.5467	$2.3292
January 1, 2031 through May 30, 2031	$0.2309	$2.5601

Hypothetical Projected Redemption Amount = $12.5601 per unit of the notes.

●Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes.  A U.S. holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss.  At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-37 of product supplement EQUITY MITTS-1.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Market Index Target-Term Securities®” and “MITTS®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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